Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Dipexium Pharmaceuticals, Inc. (formerly known as Dipexium Pharmaceuticals, LLC) of our report, dated March 23, 2015, on our audits of the financial statements of Dipexium Pharmaceuticals, Inc. as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014, which report is included in the Annual Report on Form 10-K of Dipexium Pharmaceuticals, Inc. for the year ended December 31, 2014.  We also consent to the reference to our Firm under the caption “Experts”.

/s/ CohnReznick LLP

Roseland, New Jersey
June 9, 2015